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EXHIBIT 4.2

FOURTH AMENDMENT TO CREDIT AGREEMENT

    THIS FOURTH AMENDMENT TO CREDIT AGREEMENT, dated as of December 27, 1999, (the "Amendment"), is among Alternative Resources Corporation, a Delaware corporation, the undersigned Lenders and American National Bank and Trust Company of Chicago, as Agent. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in Credit Agreement (as hereinafter defined).

W I T N E S S E T H:

    WHEREAS, the Borrower, the Agent and the Lenders entered into that certain Credit Agreement dated as of November 7, 1997 as heretofore amended (as so amended and as the same may hereafter be amended, modified, restated or otherwise supplemented from time to time, the "Credit Agreement");

    WHEREAS, the Borrower and the Lenders wish to make certain amendments to the Credit Agreement;

    NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, each of the undersigned agrees as follows:

1.  Amendments to Credit Agreement.

    (a) Section 6.10 of the Credit Agreement shall be amended in its entirety and as so amended shall read as follows:

        "6.10.  Dividends.  The Borrower will not, nor will it permit any Subsidiary to, declare or pay any dividends or make any distributions on its capital stock (other than dividends payable in its own capital stock) or redeem, repurchase or otherwise acquire or retire any of its capital stock at any time outstanding, except that (i) any Subsidiary may declare and pay dividends or make distributions to the Borrower or to a Wholly-Owned Subsidiary and (ii) so long as no Default or Unmatured Default exists or would result therefrom, the Borrower may repurchase its capital stock in an aggregate amount not exceeding $10,000,000 from and after the date of this Agreement through the date of any such repurchase."

    (b) Section 6.16 of the Credit Agreement shall be amended in its entirety and as so amended to read as follows:

        "6.16  Capital Expenditures.  The Borrower will not, nor will it permit any Subsidiary to, expend, or be committed to expend, in excess of $12,000,000 during each of the fiscal years 1998 and 1999 and $11,000,000 during any one fiscal year thereafter for Capital Expenditures on a non-cumulative basis in the aggregate for the Borrower and its Subsidiaries."

2.  Representations.

    In order to induce the Lenders to execute and deliver this Amendment, the Borrower hereby represents to the Lenders that as of the date hereof, the representations and warranties set forth in Article 5 of the Credit Agreement are and shall be and remain true and correct (except that the representations contained in Section 5.4 shall be deemed to refer to the most recent financial statements of the Borrower delivered to the Lenders) and the Borrower is in compliance with all of the terms and conditions of the Credit Agreement after giving effect to the amendments contemplated hereby and no Unmatured Default or Default has occurred and is continuing under the Credit Agreement or shall result after giving effect to this Amendment.

3.  Miscellaneous.

    (a) This Amendment shall become effective upon the execution and delivery hereof to the Agent by the Borrower and the Required Lenders.

    (b) Except as specifically amended herein, the Credit Agreement shall continue in full force and effect in accordance with its original terms. Reference to this specific Amendment need not be made in any note, document, letter, certificate, the Credit Agreement itself, the Notes, any other Loan Document or any communication issued or made pursuant to or with respect to the Credit Agreement, any reference in any of such to the Credit Agreement being sufficient to refer to the Credit Agreement as amended hereby.

    (c) The Borrower agrees to pay on demand all costs and expenses of or incurred by the Agent in connection with the negotiation, preparation, execution and delivery of this Amendment, including the reasonable fees and expenses of counsel for the Agent.

    (d) This Amendment may be executed in any number of counterparts, and by the different parties on different counterparts, all of which taken together shall constitute one and the same agreement. Any of the parties hereto may execute this Amendment by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original. This Amendment shall be governed by the internal laws of the State of Illinois.

    IN WITNESS WHEREOF, this Amendment has been duly executed by each of the undersigned as of the day and year first set forth above.

ALTERNATIVE RESOURCES CORPORATION
By: Name: Its:
AMERICAN NATIONAL BANK AND TRUST COMPANY OF CHICAGO, as Agent and individually as a Lender
By: Name: Its:
MELLON BANK, N.A.
By: Name: Its:
HARRIS TRUST AND SAVINGS BANK
By: Name: Its:
FLEET NATIONAL BANK
By: Name: Its:
NATIONAL CITY BANK
By: Name: Its:

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FOURTH AMENDMENT TO CREDIT AGREEMENT